Exhibit 10.1

July 21, 2022 - REVISED
Mr. Scott Minder

I am pleased to offer you the position of Senior Vice President, Chief Financial Officer and Treasurer of Hyster-Yale Materials Handling. This letter sets forth the terms and conditions of our offer:

Title:     Senior Vice President, Chief Financial Officer and Treasurer

Hay Points:     2328

Reports to:     Al Rankin, Chairman & CEO

Annual Salary:     $430,000

Start Date:     As soon as possible and no later than September 1, 2022

Perquisite Allowance: Based on your position, you are eligible for a perquisite allowance of $20,000 per year, paid monthly with your base pay. HY does not provide perquisite benefits to their executives but instead provides cash to be used at the executive’s discretion.

Annual Incentive Plan: Target amount: 50% of midpoint. For 2022, the midpoint of your position is $477,000. Actual payment depends on Company performance for the corporate performance group during the plan year and can vary from 0% to 150%. Your name will be submitted to the Compensation Committee for participation in the Annual Incentive Plan (AIP) effective with your start date. Payment is made in cash less applicable withholding by March 15th of each year. For 2022, your AIP payment will be pro-rated based on your start date, but such pro-rated amount shall be paid at no less than 100% of target.

Long-Term Equity Incentive Plan: Target Amount: 75% of midpoint. For 2022, the midpoint of your position is $477,000. Actual payment depends on Company performance for the corporate performance group during the plan year and can vary from 0% to 200%. Your name will be submitted to the Compensation Committee for participation in the Long-Term Equity Incentive Plan (Equity LTIP) effective with your start date. Awards under the Equity LTIP are made in a combination of cash and restricted shares of Hyster-Yale common stock. The cash component 35% of the total LTIP award and is intended to be the approximate amount required to satisfy tax obligations, including withholding requirements. For 2022, your Equity LTIP payment will be pro-rated based on your start date, but such pro-rated amount shall be paid at no less than 100% of target.

Sign-On Bonus: Our offer includes:

(i)a $150,000 sign-on cash bonus. This bonus will be paid in two installments. One $75,000 payment will be included in your first payroll and the second payment will be made six months from your start date. The bonuses will be distributed to you via our normal payroll procedures; and

(ii)A one-time award of 8,000 shares of stock under the Company’s Supplemental Long-Term Equity Plan (Supplemental LTIP). Fifty percent of the award (4,000 shares) will be restricted for 5 years, and fifty percent (4,000 shares) will be restricted for 10 years except for certain limited circumstances permitted under the Supplemental LTIP. The shares are fully vested and you will be required to sign a Restricted Stock Agreement in order to receive the award. This award will be grossed up so that 35% of the total award is cash to assist in paying for any taxes owed by you on account of the award. Below is an example of the award calculation using the market value of the shares on July 20th:

	Stock	Cash
# of shares	8,000
Market value on day issued (avg hi/lo)	$34.77
Stock Value and Cash Component of the Award	$278,160	$149,778
% split	65%	35%
Total Award	$427,938

Relocation: This position is based in Cleveland. While we understand that you do not intend to permanently move until your son graduates from high school, we do expect you to be in Cleveland and/or other Hyster-Yale locations no less than 3 days a week understanding that there may be many weeks during which you will need to be in Cleveland or other Hyster-Yale locations for the full week. We will provide you with corporate housing for 60 to 90 days as you start the position. At the time of your permanent move, we will provide you with relocation assistance pursuant to our relocation policy (minus transitional housing provided earlier) in effect at the time of the move.

Performance Reviews: Your first performance review will be performed at the end of the year and every January 1st thereafter.

Annual Vacation/PTO Entitlement: Beginning in 2023, you will receive 160 hours of vacation and 56 hours of paid time off. Both will be pro-rated in 2022 according to your start date.

While specific information can be found in the summary plan description for each benefit program, a summary of available benefits includes:

Medical / Vision / Dental Coverage: You and your eligible dependents qualify for coverage under the Hyster-Yale medical and dental plans effective the first of the month coinciding with or following your start date. The Company and the employees share in the cost of this coverage. A list of the monthly premiums for the various coverage options and categories of coverage (i.e., single, family, etc.) is enclosed for your information. Our coverage is self-insured, with benefits provided through a national Blue Cross Blue Shield provider. Please note that spouses who have other coverage available from their employer are NOT eligible to enroll in HY medical and dental plans.

Life Insurance: The Company provides one times your base salary at no cost. You may purchase additional coverage for yourself or dependents, subject to any evidence of insurability requirements. The effective date of the coverage is the first of the month coinciding with or following your start date.

Short-Term Disability Insurance: The Company will provide you Short-Term Disability insurance at 66 2/3% of your base pay at no cost. The effective date of the coverage is the first of the month after 60 days of employment.

Long-Term Disability Insurance: The Company will provide you Long-Term Disability insurance at 60% of pay at no cost. The effective date of the coverage is the first of the month after 60 days of employment.

401(k) Plan: Unless you opt out, (1) you will be automatically enrolled in the 401(k) Plan from your start date in an amount equal to 6% of your eligible pre-tax pay and (2) each year your contribution rate will automatically increase by 1% until you are contributing 25% of your pay (subject to certain IRS limits and non-discrimination restrictions). If you want to change your contribution, you may voluntarily contribute up to 25% of your eligible pay in pre-tax or Roth (after-tax) contributions (subject to IRS limits and non-discrimination restrictions). Increasing or stopping your contribution rate can take place at any time by contacting The Vanguard Group. The Company will match 3% of the first 6% of your contributions. Employee contributions and earnings are immediately 100% vested. Company matching contributions vest at 20% per year until fully vested after five years of service. These benefits will be explained in detail during orientation.

Profit Sharing Retirement Program: As an employee of the Company, you are automatically enrolled in the Company funded Profit Sharing Retirement Plan on your start date. The Company will make a retirement contribution to your account annually based on your age, your pay, and how successful the Company was at meeting its goals during the year. You become 20% vested each year in the program and fully vested after five years of service.

Drug and background screening: Our offer of employment is contingent on you successfully passing our pre-employment drug and background screening. Upon acceptance of this offer, you will be provided with more information related to completing the screenings.

Pre-Employment Requirements: Our offer is contingent on our receipt of satisfactory results of (1) a drug screen, (2) a background check, (3) a credit check (since your duties may give you access to sensitive employee, financial and banking data) and (4) verification of your eligibility to work in the United States. Our offer of employment is also contingent on the execution of the Company’s standard “Employee Confidential Information and Invention Agreement” on your first day of employment.

Prior Employee Trade Secrets/Confidentiality Obligations: The Company expects you to honor your legal obligations to your current or any previous employer and requires that you will not use or share any of its confidential information in connection with your employment at HY. We do not hire people for the purpose of acquiring their current employer’s trade secrets, intellectual property, or other confidential or proprietary information, and we do not want access to any materials containing such information. Consequently, any documents, computer discs, etc. containing any such information should be returned to your current employer, and in no case may such information be brought to, or used at HY.

If you accept, we would like you to begin employment with us at your earliest convenience after you have satisfied any notice obligations to your current employer and provided acceptable results of the drug screening and background check.

We are an organization that has built an outstanding reputation for innovation and quality. We look forward to your acceptance of our offer and having you join our team.

I am extremely excited to have you join the Company and am looking forward to the leadership and vision we think that you will bring to the Senior Leadership Team. If you have any questions concerning the terms and conditions of this offer, please contact me. We look forward to your acceptance of our offer.

You will be considered an “employee-at-will” and nothing in this letter, or any other Hyster-Yale document, is intended to create an employment contract, unless it explicitly states to the contrary.
We sincerely hope you will find these terms favorable and are very excited at the possibility of you joining our team. Please call if you have any questions.
Sincerely,
/s/ Alfred M. Rankin
Al Rankin

Accepted:
Scott Minder: /s/ Scott A. Minder    Date: July 28, 2022

HYG reserves the right to amend or terminate any benefit plan or company procedure or policy at any time. If there is any inconsistency between the above summaries and the terms of the plan, the terms of the plan will control.